CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Independent Registered Public Accounting Firm” and “Representations and Warranties” (paragraph 4.1(f)) of the Agreement and Plan of Reorganization for DWS Variable Series II (the Trust) included in the Prospectus/Proxy Statement that forms part of the Registration on Form N-14 of the Trust (File No. 333-136422) (“the Registration Statement”) and to the references to us included in the Trust’s Prospectus and Statement of Additional Information dated May 1, 2006 which are incorporated into the Registration Statement, and to the incorporation into the Registration Statement of our report dated February 16, 2006, on the financial statements and financial highlights of the Trust included in the Annual Report dated December 31, 2005.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts

September 25, 2006